Exhibit 10.4
EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is effective as of the 12th day of August, 2026 (the “Effective Date”), and is made by and between Global Water Resources, Inc., a Delaware corporation (the “Company”), and Michael J. Liebman, a resident of the State of Arizona (the “Executive”).
RECITALS
WHEREAS, the Company desires to continue to employ the Executive as its Executive Vice President, Secretary, and Chief Financial Officer, as well as Secretary/Treasurer of Global Water, LLC and all utility subsidiaries, and the Executive desires to continue such employment; and
WHEREAS, the Company and the Executive previously entered into an employment agreement dated as of December 20, 2024 (the “Superseded Agreement”); and
WHEREAS, the parties desire to enter into this Agreement to replace the Superseded Agreement and to set forth the terms and conditions of the Executive’s employment with the Company.
AGREEMENT
NOW, THEREFORE, in consideration of the covenants and mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in reliance upon the representations, covenants and mutual agreements contained herein, the Company and the Executive agree as follows:
1.Employment. Subject to the terms and conditions of this Agreement, the Company agrees to employ the Executive as its Senior Vice President, Secretary, and Chief Financial Officer, and as Secretary/Treasurer of Global Water, LLC and all regulated utility subsidiaries, and the Executive agrees to diligently perform the duties associated with such positions, including (without limitation) those duties listed on Exhibit A attached hereto. The Executive shall perform his duties primarily at the Company’s headquarters located in Phoenix, Arizona. The Executive will report directly to the Company’s Chief Executive Officer and shall perform such other duties as the Chief Executive Officer may assign from time to time, provided that such additional duties are reasonable and consistent with the scope of the positions held by the Executive. The Executive will devote substantially all of his business time, attention and energies to the business of the Company and will comply with the policies and guidelines established by the Company from time to time applicable to its senior management executives. During the term of this Agreement, the Executive shall not, without the Company’s prior written consent, be a director, officer, employee, consultant or advisor of or to any person, firm, association, syndicate, partnership, trust or corporation engaged in, concerned with or interested in a business substantially similar to the business of the Company. Notwithstanding the foregoing, the Executive may (a) serve on civic or charitable or not-for-profit industry-related organizations, (b) engage in charitable, civic, educational, professional community and/or industry activities without remuneration therefor, (c) manage personal and family investments, and (d) purchase securities in any corporation whose securities are regularly traded, provided that such purchase shall not result in the Executive beneficially owning 5% or more of the equity securities of any business in competition with the Company at any time.
2.Term. The Executive will be employed under this Agreement from the Effective Date until January 1, 2030, unless the Executive’s employment is terminated earlier pursuant to Section 7 or Section 8 hereof. Thereafter, the Agreement and Executive’s employment under it will automatically renew for one or more additional 12-month periods (each a “Renewal Term”), unless either party provides written notice of its intention to terminate employment under this Agreement at least sixty (60) days prior to the applicable renewal date.
3.Base Salary. For calendar year 2026, the Company will pay the Executive an annual base salary of $450,800 (“Base Salary”). The Board or the Compensation Committee may review the Base Salary on an annual basis to determine, in its sole and absolute discretion, whether any increases (over and above the Base Salary increases described above) are appropriate based on a combination of factors, which shall include (without limitation) the Executive’s achievement of specified performance objectives and/or the amount of compensation paid to the Executive’s peers at other, similarly situated public companies. The Base Salary may not be reduced without the Executive’s consent. The Base Salary will be payable in accordance with the payroll practices of the Company in effect from time to time and will be subject to customary withholding for applicable taxes and other deductions.
4.Incentive Compensation. The Executive may be entitled to annual incentive compensation as determined (a) in the discretion of the Board (or the Compensation Committee) or (b) pursuant to any incentive compensation program adopted by the Company from time to time.
(A)Short-Term Incentive Compensation. For each calendar year, the Executive will be eligible to receive target incentive compensation equal to 28.57% of his Base Salary for each calendar year. The actual incentive compensation that Executive receives, if any, shall be determined each year by the Compensation Committee based on the Executive satisfying the performance goals established by the Board (or the Compensation Committee). The annual incentive compensation will be payable in cash and/or restricted stock units at the discretion of the Compensation Committee. The Compensation Committee will determine the percentage of the incentive compensation that will be paid in the form of cash and/or restricted stock units following the end of the performance period. For 2026, no more than 50% of the incentive compensation will be paid in the form of restricted stock units. For 2027 and each year thereafter, 100% of the incentive compensation shall be paid in the form of cash. If the Executive is entitled to receive a cash incentive compensation award, such award shall be paid at such time as cash awards are otherwise payable to all employees under the incentive compensation program, but in no event later than March 15 of the year following the year in which the right to the cash incentive award, if any, becomes vested. Any restricted stock units will be issued pursuant to the terms of the Global Water Resources, Inc. 2020 Omnibus Incentive Plan or such successor equity plan (the “Incentive Plan”). The Board or the Compensation Committee will grant any restricted stock units following the end of the performance period and such restricted stock units will vest in equal quarterly installments over a period of three years. All restricted stock units shall be subject to the terms and conditions of the Incentive Plan and any award agreement issued pursuant to the Incentive Plan.
(B)Restricted Stock. In addition, the Executive is entitled to the following grants of restricted stock (the “Restricted Shares”):
(1)8,333 Restricted Shares, which shall have a Grant Date of May 5, 2026 and shall vest on May 8, 2027; and
(2)For calendar years 2027 and thereafter, Restricted Shares in an amount equal to 50% of Executive’s then current Base Salary for the calendar year, provided Executive remains employed on the last day of such calendar year. The Restricted Shares will be granted by the Compensation Committee in the first quarter of the calendar year following the end of the applicable calendar year, with the first grant to be made in the first quarter of 2028, provided Executive is employed on December 31, 2027. The Restricted Shares shall vest in three substantially equal installments on each December 15 with the first vesting date on the December 15 immediately following the grant. For example, any Restricted Shares granted in the first quarter of 2028 will vest in substantially equal installments on December 15, 2028, December 15, 2029, and December 15, 2030.
No Restricted Shares shall be granted to the Executive pursuant to this Section 4(B) if the Executive’s employment with the Company terminates for any reason prior to the Grant Date. Further, the grant of Restricted Shares shall be subject to the terms of the Incentive Plan and the award agreement granting the Restricted Shares.
5.Reimbursement of Business Expenses. The Executive shall be entitled to reimbursement of reasonable and customary business expenses, including for all authorized travel and all out of pocket expenses incurred by the Executive as authorized by the Company in the performance of his duties. The Executive shall furnish any statements, receipts, invoices and other documentation that the Company may reasonably require in connection with processing such reimbursements.
6.Other Benefits. The Company will provide to the Executive such fringe and other benefits as are regularly provided by the Company to members of its senior management team, including participation in the Company’s welfare plans (e.g., health, medical, dental, vision, etc.) and other benefit programs (e.g., profit-sharing, long-term incentive compensation, retirement, investment, life and disability insurance, etc.) in effect from time to time, in each case to the extent that the Executive is eligible for participation under the terms of such plans or programs. The Executive shall be entitled to five (5) weeks of paid vacation per year, which vacation shall be paid at a rate equal to the Executive’s then current Base Salary. The Executive may take such vacation at such time(s) as the Executive and the Company shall mutually agree to, acting reasonably.

7.Termination of Employment.
(A)Voluntary Resignation by Executive without Good Reason. The Executive may voluntarily terminate his employment with the Company at any time by giving four (4) weeks advance written notice to the Company (which notice period the Company may waive in whole or in part in its sole discretion). If such voluntary termination is without Good Reason (as defined below), then (i) the Company will be obligated to pay the Executive’s then current Base Salary through the Date of Termination (as defined below) and any incentive compensation earned in previous years but not yet paid; (ii) no incentive compensation shall be payable for the year in which the termination occurs; and (iii) the Company shall not pay or reimburse the Executive for COBRA (as defined below) premiums for the period that the Company is required to offer COBRA coverage as a matter of law. For the avoidance of doubt, any unvested phantom stock units, stock appreciation rights, shares of restricted stock, restricted stock units, or other equity-based awards shall be forfeited.
(B)Voluntary Resignation by Executive with Good Reason; Termination without Cause by the Company. If the Executive terminates his employment with the Company with Good Reason, or if the Company terminates the Executive’s employment without Cause, including by providing the notice of non-renewal referenced in Section 2, provided Executive complies with the release requirements of Section 7(F), then (i) the Company will be obligated to pay the Executive’s then current Base Salary through the Date of Termination and any incentive compensation earned in previous years but not yet paid; (ii) no incentive compensation shall be payable for the year in which the termination occurs unless the termination of employment occurs during the last six (6) months of the Company’s fiscal year, in which case the Executive will be paid a pro rata portion of the cash incentive compensation award based upon the Company’s performance for the fiscal year payable at such time as incentive compensation is otherwise payable to employees under the incentive compensation program; (iii) if Executive timely and properly elects continuation coverage under COBRA, the Company shall reimburse Executive for the COBRA premiums for the level of coverage that the Executive had elected prior to the Executive’s Separation from Service until the earliest of (A) 18 months following the date of Executive’s Separation from Service, (B) the date on which the Executive becomes employed by any other employer that provides health insurance coverage, regardless of whether such coverage is comparable to the coverage provided by the Company or (C) the date the Executive is no longer eligible to receive COBRA continuation coverage; (iv) notwithstanding the provisions in the Incentive Plan or in any equity, phantom stock, restricted stock, restricted stock unit, or stock appreciation right plan or award agreement to the contrary, any equity or stock price-based awards (including phantom stock units, shares of restricted stock, restricted stock units, and stock appreciation rights) previously granted will become fully vested and exercisable and all restrictions on restricted awards will lapse; and (v) the Company will pay the Executive an amount equal to the sum of 3.9 times the Executive’s current Base Salary as of the Date of Termination. Unless otherwise provided in this Agreement, this amount shall be paid in a lump-sum payment within 60 days following the Executive’s Separation from Service. The Executive will not be entitled to receive a grant of restricted stock units or Restricted Shares following his Separation from Service.

(C)Termination for Cause by the Company. If the Company terminates the Executive’s employment for Cause, then, (i) the Company will be obligated to pay the Executive’s then current Base Salary through the Date of Termination and any incentive compensation earned in previous years but not yet paid; and (ii) no incentive compensation shall be payable for the year in which the termination occurs. For the avoidance of doubt, any unvested phantom stock units, stock appreciation rights, shares of restricted stock, restricted stock units or other equity-based awards shall be forfeited.
(D)Death or Disability. If Executive dies or becomes Disabled, then the Company will be obligated to pay (i) the Executive’s then current Base Salary through the date of death or the effective date of Disability and any incentive compensation earned in previous years but not yet paid, (ii) a pro-rated amount of the Executive’s actual cash incentive compensation for the year, payable at such time as incentive compensation is otherwise payable to employees under the incentive compensation program, (iii) if Executive or Executive’s qualified beneficiary timely and properly elects continuation coverage under COBRA, the Company shall reimburse Executive or Executive’s qualified beneficiary for the COBRA premiums for the level of coverage that the Executive had elected prior to the Executive’s death or Disability until the earliest of (A) 18 months following the date of Executive’s death or Disability, (B) the date on which the Executive or the Executive’s qualified beneficiary becomes employed by any other employer that provides health insurance coverage, regardless of whether such coverage is comparable to the coverage provided by the Company, or (C) the date the Executive or his qualified beneficiary is no longer eligible to receive COBRA continuation coverage; and (iv) notwithstanding the provisions in the Incentive Plan or in any equity, phantom stock, restricted stock, restricted stock unit, or stock appreciation rights plan or award agreement to the contrary, any equity or stock price-based awards previously granted will become fully vested and exercisable and all restrictions on restricted awards will lapse and, to the extent permitted under the applicable plan’s governing documents, the Executive (or the Executive’s beneficiary(ies)) shall have a period of one (1) year from the effective date of death or Disability to exercise any such options (or if shorter, the expiration date of the option). The Executive will not be entitled to receive a grant of restricted stock units or Restricted Shares following his Separation from Service.
(E)Definitions. For purposes of this Agreement:
(1)“Cause” shall occur if the Executive (a) has engaged in malfeasance, willful or gross misconduct, or willful dishonesty that materially harms the Company, its reputation or its stockholders; (b) is convicted of a felony that is materially detrimental to the Company, its reputation, or the Company’s stockholders; (c) is convicted of or enters a plea of nolo contendere to a felony that materially damages the Company’s financial condition or reputation or to a crime involving fraud; (d) is in material violation of the Company’s ethics/policy code or employment policies, including willful breach of duty of loyalty in connection with the Company’s business; (e) willfully fails to perform his duties under this Agreement after written notice by the Company and a reasonable opportunity to cure; or (f) impedes, interferes or fails to reasonably cooperate with an investigation authorized by the Company or fails to follow a legal and proper Company directive. For purposes hereof, no act, or failure to act, by the Executive will be considered “willful” unless committed in bad faith and without a reasonable belief that the act or omission was in the best interests of the Company. No action shall be deemed Cause hereunder if undertaken by the Executive at the direction of the Board or upon following the advice of counsel to the Company or any of its affiliates. For the avoidance of doubt, poor performance shall not, by itself, constitute Cause hereunder. The Executive shall not be terminated for Cause (other than pursuant to clauses (b) or (c) of the preceding sentence due to conviction or entering a plea of nolo contendere) unless he is first given notice by the Board of its intention to terminate him for Cause and provided a period of at least thirty (30) days to cure (if capable of cure) the event or events alleged to constitute Cause hereunder.
(2)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(3)“Code” means the Internal Revenue Code of 1986, as amended.
(4)“Date of Termination” shall mean (a) if employment under this Agreement is terminated as a result of the Executive’s death, the date of the Executive’s death, (b) if employment under this Agreement is terminated by the Executive, the last day of his employment with the Company, (c) if this Agreement is terminated as a result of the Executive’s Disability, the effective date of the Disability, (d) if employment under this Agreement is terminated by the Company for Cause, the date a final determination is provided to the Executive by the Company, or (e) if this Agreement is terminated by the Company without Cause, the date notice of termination is given to the Executive by the Company.
(5)“Disability” shall mean if, by reason of any medically determinable physical or mental impairment which actually hinders the Executive’s ability to perform his job and which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, the Executive is receiving income replacement benefits for a period of not less than six (6) months under an accident and health plan established by the Company for its employees. The effective date of Executive’s Disability is the last day of the sixth month on which the Executive receives the income replacement benefits.
(6)“Good Reason” shall mean a Separation from Service within two (2) years following the occurrence of one or more of the following circumstances without Executive’s express consent: (a) a material diminution in the Executive’s authority, duties or responsibilities, (b) a material diminution in the authority, duties or responsibilities of the supervisor to whom the Executive is required to report; (c) a material diminution in Executive’s Base Salary not consented to as required under Section 3; (d) a material change in the geographic location of Executive’s principal office; or (e) any other action or inaction that constitutes a material breach by the Company of this Agreement. Executive must provide written notice to Company of the existence of the Good Reason condition described in clauses (a) – (e) above within ninety (90) days of the Executive’s knowledge of the existence of the condition. Notwithstanding anything to the contrary, an event described in clauses (a) – (e) above will not constitute Good Reason if, within thirty (30) days after Executive gives Company notice of the occurrence or existence of an event that Executive believes constitutes Good Reason, Company has cured (if capable of cure) the event or events alleged to constitute Good Reason hereunder.
(7)“Separation from Service” shall mean either (a) termination of the Executive’s employment with Company and all affiliates of the Company, or (b) a permanent reduction in the level of bona fide services the Executive provides to the Company and all affiliates to an amount that is 20% or less of the average level of bona fide services the Executive provided to the Company in the immediately preceding 36 months, with the level of bona fide service calculated in accordance with Treasury Regulations Section 1.409A-1(h)(1)(ii). Solely for purposes of determining whether the Executive has a Separation from Service, the Executive’s employment relationship is treated as continuing while the Executive is on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six months, or if longer, so long as the Executive’s right to reemployment with the Company or an affiliate is provided either by statute or contract). If the Executive’s period of leave exceeds six (6) months and the Executive’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six (6)-month period. Whether a termination of employment has occurred will be determined based on all of the facts and circumstances and in accordance with regulations issued by the United States Treasury Department pursuant to Section 409A of the Code.
(F)Release Agreement. Notwithstanding anything to the contrary herein, no payment shall be made under this Section 7 or Section 8(B) unless the Executive executes (and does not revoke) a release (“Release Agreement”), substantially in the form and substance attached hereto as Exhibit B. The Release Agreement shall be provided to the Executive within five (5) days following the Executive’s Separation from Service. The Release Agreement must be executed and returned to the Company within the 21- or 45-day (as applicable) period described in the Release Agreement and it must not be revoked by the Executive within the seven (7)-day revocation period described in the Release Agreement. Notwithstanding anything in this Section 7 or Section 8(B) to the contrary, if the 21- or 45-day consideration period, plus the seven-day revocation period, spans two calendar years, the first payment to which Executive is entitled shall be made to the Executive in the second calendar year.
(G)Compliance with Section 409A of the Code. The Company believes that the payments due pursuant to this Agreement qualify for the short-term deferral exception or the separation pay exception to Section 409A as set forth in Treasury Regulation Section 1.409A-1(b)(4). Notwithstanding anything to the contrary in this Agreement, if the Company determines that neither the short-term deferral exception, separation pay exception nor any other exception to Section 409A applies to the payments due pursuant to this Agreement, to the extent any payments are due on the Executive’s Separation from Service and if Executive is a “specified employee” (as defined in Treasury Regulation Section 1.409A-1(i)) at the time of Executive’s Separation from Service, then such payments shall be paid on the first business day following the expiration of the six-month period following the Executive’s Separation from Service along with accrued interest at the Bank of America, Arizona prime rate determined as of the date of the payment. This Agreement shall be operated in compliance with Section 409A or an exception thereto and each provision of this Agreement shall be interpreted, to the extent possible, to comply with Section 409A or to qualify for an applicable exception. Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Agreement be accelerated or subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code. Executive does not have any right to make any election regarding the time or form of any payment due under this Agreement. The reimbursement of the COBRA premiums provided for in the Agreement shall be paid to Executive on the fifth day of the month immediately following the month in which Executive timely remits the premium payment. Executive may not elect to receive cash or any other benefit in lieu of the benefits provided by this Agreement.
8. Change of Control Fee.
(A)Notwithstanding the provisions of the Incentive Plan or any equity, phantom stock, restricted stock, restricted stock unit or stock appreciation rights plan or award agreement to the contrary, any equity or stock price based awards (including phantom stock units, shares of restricted stock, restricted stock units, and stock appreciation rights) previously granted to the Executive will become fully vested and exercisable and all restrictions on restricted awards will lapse upon any Change of Control (as defined below), regardless of whether the Executive remains employed by the Company or its successor following the Change of Control.
(B)If the Executive terminates his employment with the Company with Good Reason, or if the Company terminates the Executive’s employment without Cause within 24 months following a Change of Control of the Company, the Executive will be entitled to a lump-sum cash payment equal to the sum of 3.9 times the Executive’s current Base Salary as of the date of the Change of Control. Such payment shall be made in a single lump sum payment within 60 days of the date of the Executive’s Separation from Service, provided that the Executive complies with the release requirements of Section 7(F). To the extent that any disputes arise involving the terms and conditions of this Agreement (or the termination of the Executive’s employment) following a Change of Control, the Executive shall be entitled to reimbursement by the Company for his reasonable attorneys’ fees and other legal fees and expenses incurred in connection with contesting or disputing any such termination or seeking to obtain or enforce any right or benefit provided for under this Agreement. Any such fees and expenses shall be reimbursed by the Company as they are incurred. All reimbursements will be made no later than December 31 of the calendar year following the calendar year in which the expense was incurred. The amounts reimbursed in one taxable year will not affect the amounts eligible for reimbursement by Company in a different taxable year. Executive may not elect to receive cash or any other benefit in lieu of the reimbursement of legal fees and expenses provided by this Section 8(B). If Executive is entitled to a payment pursuant to this Section 8, the Executive shall be ineligible for any payment due pursuant to Section 7.
(C)For purposes of this Agreement, “Change of Control” shall mean (i) a “change in the ownership or effective control of a corporation” within the meaning of Code Section 409A (treating the Company as the relevant corporation) provided, however, that for purposes of determining a “change in the effective control,” “50 percent” shall be used instead of “30 percent,” (ii) a “change in the ownership of a substantial portion of the assets of a corporation” within the meaning of Code Section 409A (treating the Company as the relevant corporation) provided, however, that for purposes of determining a “substantial portion of the assets of the corporation,” “85 percent” shall be used instead of “40 percent,” or (iii) individuals who, as of the Effective Date of this Agreement constitute the Board and individuals whose election or nomination for election as a member of the Board of Directors was approved by the directors then in office (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest (as described in Rule 14a-11 under the Exchange Act) (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Section 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director (unless specifically deemed to be an Incumbent Director by a vote of at least a majority of the Incumbent Directors before the date of the appointment or election). Notwithstanding the foregoing, any payment that is subject to Section 409A of the Code that is to be made upon a Change of Control shall only be made upon an event that constitutes a change in ownership or control as described in Treasury Regulation 1.409A-3(i)(5).
(D)The following limitations apply to payments pursuant to this Section 8.
(1)Section 4999 of the Code imposes an excise tax (currently 20%) on an employee if the total payments and certain other benefits received by the employee due to a “change in control” (which for this purpose, has the meaning ascribed to it in Section 280G of the Code and the related regulations) exceed prescribed limits. In order to avoid this excise tax and the related adverse tax consequences for Company the payments and benefits to which Executive will be entitled pursuant to Section 8 or any other arrangement between the Company and the Executive will be limited so that the sum of such payments and benefits, when combined with all other “payments in the nature of compensation” (as that term is defined in Section 280G of the Code and related regulations), the receipt of which is contingent on a change in control, will not exceed an amount equal to the maximum amount that can be payable without the imposition of the Section 4999 excise tax (which maximum amount is referred to below as the “Capped Benefit”).
(2)The limitation described in Section 8(D)(1) will not apply if the Executive’s “Uncapped Benefit” minus the Section 4999 excise taxes exceeds the Executive’s Capped Benefit. For this purpose, an Executive’s “Uncapped Benefit” is equal to the total payments to which the Executive will be entitled pursuant to this Agreement, or otherwise, without regard to the limitation described in Section 8(D)(1).
(3)If the Company believes that Section 8(D)(1) may result in a reduction of the payments to which Executive is entitled under this Agreement, it will so notify Executive as soon as possible. The Company will then, at its expense, retain a

“Consultant” (which shall be a certified public accounting firm and/or a firm of recognized executive compensation consultants working with a law firm or certified public accounting firm) to provide a determination concerning whether the Executive’s total payments and benefits under this Agreement or otherwise will result in the imposition of the Section 4999 excise tax and, if so, whether the Executive is subject to the limitations of Section 8(D)(1) or, alternatively, whether the exception described in Section 8(D)(2) applies.
(4)If the Company believes that the limitations of Section 8(D)(1) are applicable, it will nonetheless make payments to the Executive, at the times described in Section 8, in the maximum amount that it believes may be paid without exceeding such limitations. The balance, if any, will then be paid if due after the opinions called for above have been received.
(5)If the amount paid to the Executive by the Company is ultimately determined by the Internal Revenue Service to have exceeded the limitations of this Section 8(D), the Executive must repay the excess promptly on demand of the Company. If it is ultimately determined by the Consultant or the Internal Revenue Service that a greater payment should have been made to the Executive, the Company shall pay the Executive the amount of the deficiency, together with interest thereon from the date such amount should have been paid to the date of such payment so that the Executive will have received or be entitled to receive the maximum amount to which the Executive is entitled under the Agreement. For purposes of this Section 8, the applicable interest rate shall be the Bank of America, Arizona prime rate from the date the amounts described in the preceding sentence should have been paid to the Executive.
(6)As a general rule, the Consultant’s determination shall be binding on the Executive and the Company. Section 280G and the excise tax rules of Section 4999, however, are complex and uncertain and, as a result, the Internal Revenue Service may disagree with the Consultant’s conclusions. If the Internal Revenue Service determines that the Capped Benefit is actually lower than calculated by the Consultant, the Capped Benefit will be recalculated by the Consultant. Any payment over that revised Capped Benefit will then be repaid by the Executive to Company. If the Internal Revenue Service determines that the actual Capped Benefit exceeds the amount calculated by the Consultant, the Company shall pay the Executive any shortage.
(7)The Company has the right to challenge any determinations made by the Internal Revenue Service. If the Company agrees to indemnify an Executive from any taxes, interest and penalties that may be imposed upon the Executive (including any taxes, interest and penalties on the amounts paid pursuant to the Company’s indemnification agreement), the Executive must cooperate fully with the Company in connection with any such challenge. The Company shall bear all costs associated with the challenge of any determination made by the Internal Revenue Service and the Company shall control all such challenges.
(8)Executive must notify the Company in writing of any claim or determination by the Internal Revenue Service that, if upheld, would result in the payment of excise taxes. Such notice shall be given as soon as possible but in no event later than 15 days following the Executive’s receipt of notice of the Internal Revenue Service’s position.

(9)In the event that the provisions of Sections 280G and 4999 of the Code are repealed without succession, this Section 8(D) shall be of no further force or effect. Moreover, if the provisions of Sections 280G and 4999 of the Code do not apply to impose the excise tax on payments under this Agreement, then the provisions of this Section 8(D) shall not apply.
9.Non-Solicitation.
(A)The Executive hereby covenants and agrees that for a period of one (1) year from the Date of Termination, Executive will not directly or indirectly, or in any individual or representative capacity, request or solicit any of the Company’s Clients to withdraw, curtail, cancel, or decrease the level of their business with the Company or request that they do business with any Competing Business. The Company’s Clients are any person or entity: (i) for whom Executive, at any time during the 12-month period prior to the time the Executive’s employment with the Company terminates, provided Company’s Services and with whom Executive had material contact; (ii) about whom Executive had Confidential Information; and/or (iii) with respect to whom Executive, at any time during the 12-month period prior to the time the Executive’s employment with the Company terminates, held supervisory, managerial, and/or oversight responsibilities for the provision of Company’s services.
(B)The Executive hereby covenants and agrees that for a period of one (1) year from the Date of Termination, Executive will not directly or indirectly, or in any individual or representative capacity, request or solicit any of the Company’s Prospective Clients (defined as any person or entity who both (i) has been directly solicited to become a customer of the Company, and (ii) with whom Executive had material contact or about whom Executive has knowledge of such solicitation, within the 12-month period prior to the time Executive’s employment with the Company terminates) to forgo doing business with the Company or request that such prospective customer or client do business with any Competing Business.
(C)The Executive hereby covenants and agrees that for a period of one (1) year from the Date of Termination, Executive will not directly or indirectly hire or solicit for employment for any other business entity other than the Company (whether as an employee, consultant, independent contractor, or otherwise) any person who is, or within the six (6)-month period preceding the date of such activity was, an employee, independent contractor or the like of the Company or any of its subsidiaries, unless Company gives its written consent to such offer of employment. Nothing herein shall prevent Executive, directly, or indirectly through the use of agents, employees or other representatives, from placing general advertisements in any widely-distributed media (such as newspapers, Internet postings, etc.) directed at the public at large (as opposed to directed specifically at the Company’s employees, contractors or the like that have the effect of inducing or influencing any of the Company’s employees, contractors, or the like to terminate their employment or business relationship with the Company.
(D)The covenants set forth in this Section 9 and in Section 10 will survive the Executive’s termination of employment under Section 7.
10.Non-Disclosure of Confidential Information.

(A)It is understood that in the course of the Executive’s employment with the Company, the Executive will become acquainted with Company Confidential Information (as defined below). The Executive recognizes that Company Confidential Information has been developed or acquired at great expense, is proprietary to the Company, and is and shall remain the exclusive property of the Company. Accordingly, the Executive agrees that he will not disclose to others, copy, make any use of, or remove from the Company’s premises any Company Confidential Information, except as the Executive’s duties may specifically require, without the express written consent of the Company, during the Executive’s employment with the Company and thereafter until such time as Company Confidential Information becomes generally known, or readily ascertainable by proper means by persons unrelated to the Company.
(B)Upon any termination of employment, the Executive shall promptly deliver to the Company the originals and all copies of any and all materials, documents, notes, manuals, or lists containing or embodying Company Confidential Information, or relating directly or indirectly to the business of the Company, in the possession or control of the Executive.
(C)“Company Confidential Information” shall mean confidential, proprietary information or trade secrets of the Company and its subsidiaries and affiliates including without limitation the following: (i) customer lists and customer information as compiled by the Company; (ii) the Company’s internal practices and procedures; (iii) the Company’s financial condition and financial results of operation; (iv) supply of materials information, including sources and costs, and current and prospective projects; (v) strategic planning, manufacturing, engineering, purchasing, finance, marketing, promotion, distribution, and selling activities; (vi) all other information which the Executive has a reasonable basis to consider confidential or which is treated by the Company as confidential; and (vii) all information having independent economic value to the Company that is not generally known to, and not readily ascertainable by proper means by, persons who can obtain economic value from its disclosure or use. Notwithstanding the foregoing provisions, the following shall not be considered “Company Confidential Information”: (1) the general skills of the Executive; (2) information generally known by senior management executives within the Company’s industry; (3) persons, entities, contacts or relationships of the Executive that are also generally known in the industry; and (4) information which becomes available on a non-confidential basis from a source other than the Executive which source is not prohibited from disclosing such confidential information by legal, contractual or other obligation.
(D)Nothing in this Agreement shall prevent Executive from the disclosure of Confidential Information that: (A) is made: (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In the event that Executive files a lawsuit alleging retaliation by the Company for reporting a suspected violation of law, Executive may disclose Confidential Information related to the suspected violation of law or alleged retaliation to Executive’s attorney and use that Information in the court proceeding if Executive’s attorney: files any document containing Confidential Information under seal; and does not disclose the Confidential Information, except pursuant to court order. Executive understands and acknowledges that the Company provides this notice in compliance with the Defend Trade Secrets Act of 2016.
11.Waiver of Intellectual Property and Moral Rights. The Executive agrees that any and all ideas, concepts, processes, discoveries, improvements and inventions conceived, discovered, made, designed, researched or developed by the Executive either solely or jointly with others, during the Executive’s employment with the Company and for the six (6) months thereafter, which relate to the Company’s business or resulting from any work the Executive does for the Company (collectively the “Intellectual Property”), are the Intellectual Property of the Company. The Executive hereby irrevocably assigns and grants to the Company all his right, title and interest in and to such Intellectual Property (including any moral rights thereto). The Executive agrees to deliver to the Company all papers, documents, files, electronic data or media, reasonably requested by the Company in connection therewith. Without limiting the foregoing, the Executive acknowledges that any and all Intellectual Property, and any and all other property of the Company protectable by patent, copyright or trade secret law, developed in whole or in part by the Executive in connection with the performance of services to the Company as an employee, are the sole property of the Company.
12.Return of Company Property Following Termination. The Executive agrees that following the termination of his employment for any reason, he will promptly return all property of the Company, its affiliates and any divisions thereof he may have managed that is then in or thereafter comes into his possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing, as well as any materials or equipment supplied by the Company to the Executive.
13.Cooperation; No Disparagement. During the one (1)-year period following the Executive’s Date of Termination, the Executive agrees to provide reasonable assistance to the Company (including assistance with litigation matters), upon the Company’s request, concerning the Executive’s previous employment responsibilities and functions with the Company. Additionally, at all times after the Executive’s employment with the Company has terminated, the Company and the Executive agree to refrain from making any disparaging or derogatory remarks, statements and/or publications regarding the other, the Company’s employees or its services. In consideration for such cooperation, the Company shall compensate the Executive for the time the Executive spends on such cooperative efforts (at an hourly rate based on the Executive’s total compensation during the year preceding the Date of Termination) and the Company shall reimburse the Executive for his reasonable out-of-pocket expenses the Executive incurs in connection with such cooperative efforts.
14.Non-Competition. The Executive agrees that during his employment by the Company hereunder and for a period of one (1) year thereafter, he will not (except on behalf of or with the prior written consent of the Company), within the State of Arizona either engage in or carry on any activities of the type conducted, authorized, offered, or provided to Company, whether directly or indirectly, on his own behalf or in the service or on behalf of others, as a member of a limited liability company, partner of a partnership, or as a stockholder, investor, officer, director, trustee, or as an employee, agent, associate, consultant or in any other capacity in the water and wastewater utility business (“Competing Business”). This restriction shall not apply to the Executive working for a non-competitive state agency or municipal provider, or for a general contractor whose company solely constructs utility infrastructure on behalf of municipalities and utilities. The parties intend that the covenants contained in this Section 14 shall be deemed to be a series of separate covenants one for each county in the State of Arizona and except for geographic coverage, each such separate covenant shall be identical to the covenants contained in this Section 14. This restriction shall not apply if the Executive resigns with Good Reason or is terminated without Cause.
15.Reasonableness of Restrictions, Equitable Relief, and Severability.
(A)The Executive hereby agrees that the period of time and geographic scope provided for in the restrictions set forth herein do not impose an undue burden on Executive and are reasonable in subject matter and duration and necessary to protect the Company and its successors and assigns in the use and employment of the goodwill of the business conducted by the Company and to protect the Company’s legitimate business interests. The Executive further agrees that damages cannot compensate the Company in the event of a violation of Sections 9-14 and that, if such violation should occur, injunctive relief shall be essential for the protection of the Company and its successors and assigns. Accordingly, the Executive hereby covenants and agrees that, in the event any of the provisions of Sections 9-14 shall be violated or breached, the Company shall be entitled to obtain injunctive relief against the party or parties violating such covenants, without bond but upon due notice, in addition to such further or other relief as may be available at equity or law. Obtainment of such an injunction by the Company shall not be considered an election of remedies or a waiver of any right to assert any other remedies which the Company has at law or in equity. No waiver of any breach or violation hereof shall be implied from forbearance or failure by the Company to take action thereof. The prevailing party in any litigation, arbitration or similar dispute resolution proceeding to enforce this provision will recover any and all reasonable costs and expenses, including attorneys’ fees.
(B)If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any applicable law, then such provision will be deemed severed and this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly. Thereafter, the parties shall promptly and in good faith negotiate an equitable adjustment to the provisions of this Agreement with the view to effecting, to the greatest extent possible, the original purpose and intent of this Agreement.
16.Clawback Policy. The Executive acknowledges and agrees that any incentive compensation payable to the Executive pursuant to Section 4(A), any Restricted Shares granted to the Executive pursuant to Section 4(B), and any other incentive-based compensation the Executive may receive pursuant to this Agreement (collectively “Incentive-Based Compensation”) is subject to the provisions of the Company’s Clawback Policy (the “Policy”), as such Policy may be amended from time to time. As such, the Executive agrees to repay the

Company or permit the Company to recoup any or all of such Incentive-Based Compensation to the extent that the Board (or its designee), in its sole and absolute discretion, determines that such repayment or recoupment is required under the terms of the Policy.
17.Assignment. The Executive acknowledges that the services to be rendered by him are unique and personal in nature. Accordingly, the Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation or entity that assumes this Agreement and all obligations and undertakings hereunder. Upon such consolidation, merger or transfer of assets and assumption, the term “Company” as used herein shall mean such other corporation or entity, as appropriate, and this Agreement shall continue in full force and effect.
18.Entire Agreement; Amendment; Waivers. This Agreement embodies the complete agreement of the parties hereto with respect to the subject matter hereof and supersedes any prior written, or prior or contemporaneous oral, understandings or agreements between the parties that may have related in any way to the subject matter hereof. This Agreement may be amended only in writing executed by the Company and the Executive. The failure of either party to this Agreement to enforce any of its terms, provisions or covenants will not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement will not operate as a waiver of any other breach or default.
19.Governing Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the internal laws, and not the law of conflicts, of the State of Arizona.
20.Notices. Any notice required or permitted under this Agreement must be in writing and will be deemed to have been given when delivered personally or by overnight courier service or three days after being sent by mail, postage prepaid, at the address indicated below or to such changed address as such person may subsequently give such notice of:
if to the Company:    Global Water Resources, Inc.
21410 North 19th Avenue, Suite 220
Phoenix, AZ 85027
Attention: Board of Directors
Facsimile: (623) 518-4100

if to the Executive:    at the address then shown in the Executive’s employment records
21.Dispute Resolution. Except as otherwise provided in Section 10(D), any dispute, controversy, or claim, whether contractual or non-contractual, between the parties hereto arising directly or indirectly out of or connected with this Agreement, relating to the breach or alleged breach of any representation, warranty, agreement, or covenant under this Agreement, unless mutually settled by the parties hereto, shall be resolved by binding arbitration in accordance with the Employment Arbitration Rules of the American Arbitration Association (the “AAA”). The parties agree that before proceeding to arbitration that they will mediate their disputes before the AAA by a mediator approved by the AAA. Any arbitration shall be conducted by arbitrators approved by the AAA and mutually acceptable to the Company and the Executive. All such disputes, controversies, or claims shall be conducted by a single arbitrator, unless the dispute involves more than $50,000 in the aggregate in which case the arbitration shall be conducted by a panel of three arbitrators. If the parties hereto are unable to agree on the mediator or the arbitrator(s), then the AAA shall select the arbitrator(s). The resolution of the dispute by the arbitrator(s) shall be final, binding, nonappealable, and fully enforceable by a court of competent jurisdiction under the Federal Arbitration Act. The arbitrator(s) shall award damages to the prevailing party. The arbitration award shall be in writing and shall include a statement of the reasons for the award. The arbitration shall be held in the Phoenix/Scottsdale metropolitan area. The Company shall pay all AAA, mediation, and arbitrator’s fees and costs. Except as otherwise provided in this Agreement, the arbitrator(s) shall award reasonable attorneys’ fees and costs to the prevailing party.
22.Withholding; Release; No Duplication of Benefits. All the Executive’s compensation under this Agreement will be subject to deduction and withholding authorized or required by applicable law. The Company’s obligation to make any post-termination payments hereunder (other than salary payments and expense reimbursements through a given Date of Termination), shall be subject to receipt by the Company from the Executive of the Release Agreement described by Section 7(F), and compliance by the Executive with the covenants set forth in Sections 9, 10, 12, 13 and 14.
23.Successors and Assigns. This Agreement is solely for the benefit of the parties and their respective successors, assigns, heirs and legatees. Nothing herein shall be construed to provide any right to any other entity or individual.
24.Each Party the Drafter. This Agreement and the provisions contained in it will not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party’s legal representative to draft any of its provisions.
25.Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.
26.Execution of Agreement. This Agreement may be executed via facsimile, .pdf or similar electronic transmission and in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.
COMPANY:
GLOBAL WATER RESOURCES, INC.,
By: /s/ Ron Fleming
Name: Ron Fleming
Title: Chairman, President, and Chief Executive Officer

EXECUTIVE:

/s/ Michael J. Liebman
Michael J. Liebman

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT – MICHAEL J. LIEBMAN]

EXHIBIT A

Executive Job Description

The Executive shall continue to perform his current duties as Senior Vice President, Secretary, and Chief Financial Officer and other duties necessary to his position and those assigned by the Board and the Chief Executive Officer.
A-1

EXHIBIT B
Form of Release
This Release and Waiver of Claims (this “Release”) is entered into and delivered to Global Water Resources, Inc., a Delaware corporation (the “Company”), as of this [ ] day of [_______], 202[_], by [__________________] (the “Executive”).
Reference is made to the Employment Agreement dated as of August 12, 2026 (the “Employment Agreement”), by and between the Company and the Executive. Capitalized terms used herein without definition will have the meanings assigned to them in the Employment Agreement, a copy of which is attached hereto.
1.Release.
(A)General Waiver and Release by the Executive. In consideration of the parties’ respective obligations under the Employment Agreement in connection with and following the Executive’s termination of employment with the Company, and subject to the limitations set forth in Section 2 hereof, the Executive, on behalf of Executive and Executive’s heirs, executors, administrators, beneficiaries, personal representatives, and assigns, does hereby release, waive and forever discharge the Company, and its current, former and future shareholders, affiliates, direct and indirect parents, subsidiaries, predecessors, successors, directors, officers, employees, agents, attorneys, heirs and assigns (the “Company Parties”), from any and all claims, actions, causes of action, suits, costs, controversies, judgments, decrees, verdicts, damages, liabilities, attorneys’ fees, covenants, contracts, and agreements that the Executive may have against the Company Parties, or in the future may possess based on events occurring during the term of the Executive’s employment with the Company arising out of the Executive’s employment relationship with or service as an employee, officer or director of the Company and the Company’s subsidiaries and affiliates or the termination of such relationship or service, including any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date the Executive signs this Release, including, but not limited to, any claims arising under the following laws as amended: Fair Labor Standards Act of 1938 29 U.S.C. §§ 201 et seq.; Title VII of the Civil Rights Act of 1964 42 U.S.C. 2000e et seq.; the Rehabilitation Act of 1973, 29 U.S.C. §§ 701 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. §§ 12101 et seq.; the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Civil Rights Act of 1991, 42 U.S.C. § 1981a; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001 et seq.; the Family Medical Leave Act of 1993, 29 U.S.C. §§ 2601 et seq.; the Equal Pay Act of 1963, 29 U.S.C. §§ 206 et seq.; the Workers Adjustment and Retraining Notification Act of 1988, 29 U.S.C. §§ 2101 et seq.; the Immigration Reform and Control Act, 8 U.S.C. § 1101 et seq.; the Fair Credit Reporting Act, 15 U.S.C. §§ 1681 et seq.; the Sarbanes-Oxley Act of 2002; False Claims Act; the Fair Credit Reporting Act; the Consolidated Omnibus Budget Reconciliation Act (COBRA); Arizona Employment Protection Act; Arizona Civil Rights Act; Arizona wage payment and paid sick leave laws; and the anti-retaliation portion of the Arizona workers compensation law;; or any other federal, state or local law or any foreign jurisdiction, whether such claim arises under statute, common law or in equity, and whether or not the Executive is currently aware of the existence of such claim, damage, action or cause of action, suit or demand (collectively, including claims, actions and causes of action set forth in Section 1(b) below, the “Claims”). The Executive also does forever release, discharge and waive any right the Executive may have to recover in any proceeding brought by any federal, state or local agency against the Company Parties, respectively, to enforce any laws. Each of the parties hereto agrees that the value received or to be received in the future as described in the Employment Agreement will be in full satisfaction of any and all claims, actions or causes of action for payment or other benefits of any kind that the Executive may have against the Company Parties.
(B)ADEA Release. In further recognition of the above, the Executive hereby releases and forever discharges each of the Company Parties from any and all claims, actions and causes of action that he may have as of the date he signs and delivers to the Company this Release arising under the federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”).
2.Limitations.
(A)No Impact on Obligations Under the Employment Agreement or Other Agreements. The releases contained herein do not, are not intended to and will not be interpreted to serve as a release or waiver by the Executive or the Company Parties with respect to their respective rights and obligations set forth in the Employment Agreement. In particular, and without limiting the generality of the preceding sentence, the Executive does not waive or release any claim he might now or in the future have to be paid or receive the payments and benefits provided for in Sections 7 or 8 of the Employment Agreement, and the Company Parties do not waive or release any claim they might now or in the future have under Sections 9-14 of the Employment Agreement. In addition, the releases contained herein do not, are not intended to and will not be interpreted to serve as a release or waiver by the Executive of (i) his entitlement to vested accrued compensation and benefits under the Company’s applicable plans and arrangements and (ii) his rights as an equity stakeholder in the Company.
(B)No Impact on Indemnification Rights. The releases contained herein do not, are not intended to, and will not be interpreted to serve as a release or waiver by the Executive with respect to any indemnification rights or directors’ and officers’ liability insurance policy (“D&O coverage”) he may have and such indemnification rights and D&O coverage will not be effected, modified or extinguished by the Executive’s execution of this Release.
3.No Pending Litigation. The Executive represents and agrees that he has not filed, and will not file, any action, complaint, charge, grievance or arbitration against any Company Party, except that such agreement will not apply to any claim based on any matter which, pursuant to Section 2, is excluded from the scope of this Release.
4.Acknowledgment. The Executive acknowledges and confirms that (a) the Release does not bar claims that arise after the execution of the Release; (b) the consideration under this Release he is receiving is in addition to anything of value to which he was already entitled before he received the Employment Agreement which provides consideration conditioned upon the execution of this Release; (c) he has been advised in writing by the Company in connection with his resignation to consult with an attorney of his choice prior to signing this Release and to have such attorney explain to him the terms of the Release, including, without limitation, the terms relating to his release of Claims arising under ADEA; (d) he has read this Release carefully and completely and understands each of the terms hereof; and (e) he was given not less than twenty-one (21) days [or forty-five (45) days, if applicable] to consider the terms of the Release and to consult with an attorney of his choosing with respect thereto; and (f) that for a period of seven (7) days following his signing of this Agreement, he will have the option to revoke this Agreement in accordance with the terms set forth in Section 6 below.
5.Successors. The rights and obligations under this Agreement will inure to any and all successors of the Company.
6.Revocation. The Executive have the right to revoke this Release during the seven (7)-day period commencing immediately following the date he signs and delivers this Agreement to the Company (the “Revocation Period”). The period will expire at 5:00 p.m., Mountain Time, on the last day of the seven (7)-day period; provided, however, that if such seventh (7th) day is not a business day, the period will extend to 5:00 p.m. on the next succeeding business day. In the event of any such revocation by the Executive, the obligations of the Company under this Release will terminate and be of no further force and effect as of the date of such revocation. No such revocation by the Executive will be effective unless it is in writing and signed by the Executive and received by a representative of the Company prior to the expiration of the Revocation Period. Executive understands and agrees that if he timely revokes this Release he forfeits any consideration provided for under the Employment Agreement conditioned upon this Release.
7.Clawback Policy. The Executive acknowledges and agrees that the terms of this Release do not alter the Executive’s obligations or the Company’s rights under Section 16 of the Employment Agreement.
8.Counterparts. This Release may be executed in two (2) or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Release to be executed, as of the day and year first above written.
            COMPANY:
GLOBAL WATER RESOURCES, INC.,
By: _________________________________
Name: _______________________________
Title: ________________________________

EXECUTIVE:

_____________________________________
Michael J. Liebman

[SIGNATURE PAGE TO WAIVER & RELEASE AGREEMENT – MICHAEL J. LIEBMAN]

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